Exhibit 97.1

Compensation Recovery Policy

Status: Approved

Revision Date: 10/31/2023

Table of Contents

1.	Policy Overview	2
2.	Scope	2
3.	Definitions	2
4.	Policy Requirements	3
5.	Roles and Responsibilities	7
6.	Exceptions	7
7.	Legal Authority and References	7
8.	Revision History	7
9.	Appendices	8

Exhibit 97.1

Compensation Recovery Policy

Status: Approved

Revision Date: 10/31/2023

1. Policy Overview

The Board of Directors (the “Board”) of UMB Financial Corporation (the “Company”) believes that it is in the best interest of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and reinforces the Company’s pay-for-performance compensation philosophy. This Compensation Recovery Policy (this “Policy”) provides for the mandatory recoupment of “erroneously awarded” (defined below) Incentive-Based Compensation (defined below) to Executive Officers (defined below) in the event that the Company is required to prepare an “accounting restatement” due to the material noncompliance of the Company with any financial reporting requirement under applicable securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period. This Policy also provides for the discretionary recoupment of Incentive-Based Compensation from employees who engaged in misconduct that led to a material error in a Financial Reporting Measure (defined below) leading to erroneously awarded Incentive-Based Compensation.

2. Scope

The Board of the Company adopts this Policy to address the mandatory recoupment of certain Incentive-Based Compensation (defined below) in the event of an accounting restatement. The Policy is designed to comply with Section 10D-1 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 5608 of the NASDAQ listing standards and is made in accordance with the provisions of the Compensation Committee’s charter. This Policy also addresses the discretionary recoupment of Incentive-Based Compensation from employees who engage in any illegal, dishonest, fraudulent, or intentional misconduct that materially contributes to the Company erroneously awarding Incentive-Based Compensation. The Policy supersedes and replaces in its entirety any prior or existing policies adopted by the Company with respect to the clawback of incentive-based compensation payable to an individual covered by this Policy. Any determinations made by the Compensation Committee of the Board (the “Compensation Committee”) relating to this Policy shall be binding on all individuals.

3. Definitions

The term “Executive Officer” means any individual identified as an officer of the Company pursuant to Rule 16a-1 of the Exchange Act during the relevant recovery period.

The term “Incentive-Based Compensation” means any compensation that is granted, earned, or vested based wholly or in part upon the attainment of a Financial Reporting Measure. For the

Exhibit 97.1

Compensation Recovery Policy

Status: Approved

Revision Date: 10/31/2023

Company, Incentive-Based Competition may include, but is not limited to:

• Bonuses under any Company Short-Term Incentive Compensation Program (or any equivalent successor plan or program)

• Performance Shares

• Performance Units

• Stock Options

• Cash Incentive Awards under the UMB Financial Corporation Omnibus Incentive Compensation Plan

Incentive-Based Compensation is deemed “Received” in the Company’s fiscal period during which the Financial Reporting Measure specified in the Incentive-Based Compensation award is attained, even if the payment or grant of the Incentive-Based Compensation occurs after the end of that period.

The term “Financial Reporting Measures” refers to measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived in whole or in part from such measures. A Financial Reporting Measure need not be presented within the financial statements of the Company or included in a filing made by the Company with the Securities and Exchange Commission. Financial Reporting Measures include, but are not limited to:

• Company stock price

• Total shareholder return (TSR)

• Revenue

• Net income

• Pre-provision net revenue

• Return measures such as return on assets (ROA), return on equity (ROE), and return on average tangible common equity (ROTCE)

• Earnings measures such as earnings per share

4. Policy Requirements

Mandatory Recoupment of Erroneously Awarded Incentive-Based Compensation

In the event the Company is required to prepare an accounting restatement, the Company will require reimbursement or forfeiture of any erroneously awarded Incentive-Based Compensation Received by any Executive Officer during the three completed fiscal years

Exhibit 97.1

Compensation Recovery Policy

Status: Approved

Revision Date: 10/31/2023

immediately preceding the date on which the Company is required to prepare an accounting restatement.

The compensation that is subject to mandatory recoupment under this Policy is erroneously awarded Incentive-Based Compensation that is Received by an Executive Officer:

a. after such person began service as an Executive Officer;

b. who served as an Executive Officer at any time during the performance period for such Incentive-Based Compensation (for the avoidance of doubt, this includes both current and former Executive Officers);

c. while the Company has a class of securities listed on Nasdaq (or such other national securities exchange on which the Company’s securities are then listed); and

d. during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement.

The Company’s obligation to recover erroneously awarded Incentive-Based Compensation is not dependent on if or when the restated financial statements are filed.

Discretionary Recoupment

The Compensation Committee may, in its discretion, require reimbursement or forfeiture of any or all Incentive-Based Compensation from any individual who is identified by the Compensation Committee to have engaged in any illegal, dishonest, fraudulent, or intentional misconduct that materially contributed to the Company erroneously awarding Incentive-Based Compensation during any portion of the three completed fiscal years immediately preceding the discovery of the illegal, dishonest, fraudulent, or intentional misconduct irrespective of whether an accounting restatement is required.

Determination of Recovery Period

For purposes of determining the relevant recovery period for any mandatory recoupment, the date that the Company is required to prepare an accounting restatement shall be the earlier to occur of:

a. The date the Board, a committee of the Board, or the officer or officers of the Company authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement; or

b. The date a court, regulator, or other legally authorized body directs the Company to prepare the accounting restatement.

Exhibit 97.1

Compensation Recovery Policy

Status: Approved

Revision Date: 10/31/2023

Amount Subject to Mandatory Recoupment

The amount to be recovered (“erroneously awarded Incentive-Based Compensation”) will be the amount of Incentive-Based Compensation Received by the Executive Officer that exceeds the amount of Incentive-Based Compensation that otherwise would have been Received had it been determined based on the restated amounts computed without regard to any taxes paid, as determined by the Compensation Committee. If the erroneously awarded Incentive-Based Compensation is based on a measurement that is not subject to a mathematical recalculation directly from the information in the accounting restatement (i.e., stock price or total shareholder return), the amount must be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was Received, and the Company must maintain documentation of the determination of the reasonable estimate and provide such documentation to Nasdaq.

Amount Subject to Discretionary Recoupment

The Compensation Committee shall determine the amount of discretionary recoupment up to the full amount of any Incentive-Based Compensation received by an individual during a period where the individual was found to have engaged in any illegal, dishonest, fraudulent, or intentional misconduct that had a material impact on causing the Company to erroneously award Incentive-Based Compensation.

Method of Recoupment; Reasonably Promptly

The Company shall in the case of mandatory recoupment, or may in the case of discretionary recoupment, recover “reasonably promptly” any erroneously awarded Incentive-Based Compensation in accordance with this Policy in a method determined by the Compensation Committee which may include, without limitation:

a. Requiring reimbursement of cash Incentive-Based Compensation previously paid;

b. Seeking recovery of any gain realized on the vesting, exercise, settlement, sale, transfer, or other distribution of equity awards;

c. Offsetting the recouped amount from any compensation otherwise owed by the Company to the individual(s);

d. Cancelling outstanding vested or unvested equity awards; and/or

e. Taking any other remedial and recovery action permitted by law, as determined by the Compensation Committee.

The Compensation Committee shall determine the repayment schedule for each amount of erroneously awarded Incentive-Based Compensation in a manner that complies with the

Exhibit 97.1

Compensation Recovery Policy

Status: Approved

Revision Date: 10/31/2023

“reasonably promptly” requirement. Such determination shall be made consistent with any applicable legal guidance, by the SEC, Nasdaq, judicial opinion, or otherwise. The determination of what constitutes “reasonably promptly” may vary from case to case and will depend on the particular facts and circumstances applicable to the Company, the accounting restatement and the erroneously awarded Incentive-Based Compensation, among other factors. The Compensation Committee is authorized to adopt additional rules to further describe what repayment schedules satisfy this requirement.

In the case of mandatory recoupment, the Compensation Committee may determine that the recovery of erroneously awarded compensation would be impracticable if:

a. The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover erroneously awarded Incentive-Based Compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded Incentive-Based Compensation, document such reasonable attempt(s) to recover, and provide documentation to Nasdaq.

b. Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.

Notwithstanding the foregoing, in the event that a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement, the Committee may direct the Company to postpone the recovery of any Incentive-Based Compensation: (a) if the Company undertakes any legal challenge to such direction to prepare an accounting restatement; and (b) for only such time as it takes for the process to complete such legal challenge is underway.

No Indemnification

Notwithstanding anything to the contrary in any other policy or governing document of the Company or any agreement between the Company and an Executive Officer or an employee, the Company shall not indemnify or reimburse any Executive Officer or employee against the loss of any erroneously awarded Incentive-Based Compensation.

Agreement to the Policy by Executive Officers

The Compensation Committee will take reasonable steps to inform Executive Officers and employees of this Policy. Executive Officers should read this Policy carefully and ask questions of the Company’s General Counsel.

Exhibit 97.1

Compensation Recovery Policy

Status: Approved

Revision Date: 10/31/2023

5. Roles and Responsibilities

The Compensation Committee shall administer and interpret this Policy, make any required determinations under this Policy and amend this Policy as it deems appropriate at any time. The Compensation Committee shall also consider any guidelines, directives and authorizations provided to the Compensation Committee by the Board from time to time in the course of administering this Policy. Decisions of the Compensation Committee with respect to this Policy shall be final, conclusive, and binding on all individuals subject to this Policy, unless determined to be an abuse of discretion or determined to be unenforceable by the SEC or NASDAQ.

6. Exceptions

There shall be no exceptions to this Policy.

7. Legal Authority and References

Rule 10D-1 of the Exchange Act

Rule 5608 of the NASDAQ listing standards

Charter of the Compensation Committee

8. Revision History

Creation Date: October 31, 2023

Date of Last Review October 31, 2023

Revision Date	Rev No	Reviewer	Change	Reference Sections

Exhibit 97.1

Compensation Recovery Policy

Status: Approved

Revision Date: 10/31/2023

9. Appendices

None.